                                                          CONFIDENTIAL TREATMENT

================================================================================


                         EXCLUSIVITY TRANSFER AGREEMENT





                                  BY AND AMONG



                           ANDRX PHARMACEUTICALS, LLC,



                          ANDRX PHARMACEUTICALS, INC.,



                            IMPAX LABORATORIES, INC.



                                       AND



                        TEVA PHARMACEUTICALS CURACAO N.V.





                               DATED JULY 31, 2003


================================================================================





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                                                 Table of Contents
                                                 -----------------
                                                                                                          Page
                                                                                                          ----

ARTICLE I.            INTERPRETATION AND DEFINITIONS.........................................................2

         Section 1.1.      Preamble..........................................................................2
         Section 1.2.      Headings..........................................................................2
         Section 1.3.      Definitions.......................................................................2
         Section 1.4.      Agreement with Respect to Each Product............................................8

ARTICLE II.           PRINCIPAL TERMS........................................................................8

         Section 2.1.      Pre-Launch Manufacturing..........................................................8
         Section 2.2.      Ready Date Notice; Exclusivity Transfer...........................................8
         Section 2.3.      Option to Retain Production.......................................................9
         Section 2.4.      Marketing Efforts................................................................10
         Section 2.5.      Andrx Margin Payments and Additional Payments....................................11
         Section 2.6.      Impax Margin Payments............................................................14
         Section 2.7.      Shifting of Sales................................................................15
         Section 2.8.      Accounting Reconciliation/True-Up................................................15
         Section 2.9.      Dispute Resolution...............................................................15

ARTICLE III.          REPRESENTATIONS AND WARRANTIES........................................................16

         Section 3.1.      Representations and Warranties of Andrx..........................................16
         Section 3.2.      Representations and Warranties of Impax..........................................17
         Section 3.3.      Representations and Warranties of Teva...........................................17
         Section 3.4.      No Other Representations.........................................................18

ARTICLE IV.           COVENANTS.............................................................................18

         Section 4.1.      Regulatory Filings...............................................................18
         Section 4.2.      Cooperation......................................................................19
         Section 4.3.      Transferability of Andrx ANDA....................................................19
         Section 4.4.      Limited Remedies.................................................................19

ARTICLE V.            INDEMNIFICATION AND CONTRIBUTION......................................................19

         Section 5.1.      Andrx Indemnification............................................................19
         Section 5.2.      Impax Indemnification............................................................20
         Section 5.3.      Teva Indemnification.............................................................20
         Section 5.4.      Other Indemnification............................................................20
         Section 5.5.      Claims; Notification.............................................................21
         Section 5.6.      No Consequential Damages.........................................................21
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                                        i
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
ARTICLE VI.           CONFIDENTIALITY.......................................................................21

         Section 6.1.      General..........................................................................21
         Section 6.2.      Special Provisions Following Viability Date......................................21
         Section 6.3.      Disclosure Required by Law.......................................................22
         Section 6.4.      Return of Confidential Information...............................................22
         Section 6.5.      Publicity; Advertising...........................................................22
         Section 6.6.      Sole Property....................................................................22
         Section 6.7.      Effectiveness and Survival.......................................................22
         Section 6.8.      Intent...........................................................................22

ARTICLE VII.          TERMINATION...........................................................................22

         Section 7.1.      Termination......................................................................22
         Section 7.2.      Effect of Termination............................................................23

ARTICLE VIII.         MISCELLANEOUS.........................................................................24

         Section 8.1.      Force Majeure....................................................................24
         Section 8.2.      Amendments.......................................................................24
         Section 8.3.      Press Releases; Disclosures......................................................24
         Section 8.4.      Suits; Litigation................................................................25
         Section 8.5.      Payments in U.S. Dollars.........................................................25
         Section 8.6.      Governing Law....................................................................25
         Section 8.7.      Notices..........................................................................25
         Section 8.8.      Entire Agreement.................................................................27
         Section 8.9.      Independent Contractor...........................................................27
         Section 8.10.     Successors and Assigns...........................................................27
         Section 8.11.     Severability.....................................................................27
         Section 8.12.     Submission to Jurisdiction.......................................................27
         Section 8.13.     Waiver of Jury Trial.............................................................28
         Section 8.14.     Third Party Beneficiaries........................................................28
         Section 8.15.     Counterparts.....................................................................28
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                                                        ii

                                                          CONFIDENTIAL TREATMENT


                         EXCLUSIVITY TRANSFER AGREEMENT

         This Exclusivity Transfer Agreement (this "Agreement") is entered into as of July 31, 2003 by and among ANDRX PHARMACEUTICALS, LLC, a Delaware limited liability company, and ANDRX PHARMACEUTICALS, INC., a Florida corporation, each with offices located at 4955 Orange Drive, Davie, FL 33314 (such entities, collectively, "Andrx"), IMPAX LABORATORIES, INC., a Delaware corporation with offices located at 30831 Huntwood Avenue, Hayward, CA 94544 ("Impax"), and TEVA PHARMACEUTICALS CURACAO N.V., a Netherlands Antilles company with offices located at Schotegatweg Oost 29 D, Curacao, Netherlands Antilles ("Teva"). Andrx, Impax and Teva are sometimes collectively referred to herein as the "Parties" and separately as a "Party." Certain capitalized terms used herein are defined in Section 1.3 hereof.

         WHEREAS, each of Andrx and Impax has filed ANDAs for each of the Products and is seeking FDA Approval of such ANDAs;

         WHEREAS, Andrx believes in good faith that, upon Final Approval by the FDA of the applicable ANDA for each Product, Andrx is entitled to be awarded First to File Exclusivity for each Product;

         WHEREAS, as of the date hereof, Andrx does not have Final Approval by the FDA of the Products due to regulatory, legal and/or technical issues;

         WHEREAS, Impax and Teva have entered into a Strategic Alliance Agreement dated June 27, 2001 (as may be amended from time to time, the "Strategic Alliance Agreement"), whereby Teva and Impax have agreed, among other things, to cooperate in completing the development of the Products and to register, manufacture and Market the Products in the Territory;

         WHEREAS, Impax has successfully scaled-up and validated its manufacturing processes for the Products;

         WHEREAS, Impax believes in good faith that its ANDAs for the Products will soon receive Tentative Approval and that it can build commercial launch quantities of its Products within a reasonable time frame and can thereafter continue to manufacture commercial quantities of its Products for Marketing during the Andrx Margin Period as further provided herein;

         WHEREAS, the Parties desire to enter into this Agreement to make the Products more quickly available in the Territory and, as further provided in this Agreement, and are willing to share the Contract Margins from the sale of the Products in the Territory; and

         WHEREAS, in order to make the Products available in the Territory as soon as possible, Impax and Teva desire that Andrx effect an Exclusivity Transfer with respect to the Products to Impax and Teva, or if such Exclusivity Transfer is not possible, that Andrx Relinquish such rights, all on the terms and subject to the conditions set forth in this Agreement.








*Filed under application for confidential treatment.

                                                          CONFIDENTIAL TREATMENT


         NOW THEREFORE, solely in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I.
                         INTERPRETATION AND DEFINITIONS

             Section 1.1. Preamble. The preamble to this Agreement forms an integral part hereof.

             Section 1.2. Headings. Section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

             Section 1.3. Definitions. For the purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

             (a) "Additional Payments" shall mean, (A) in the case of an Exclusivity Transfer with respect to both Products, a total of up to [xxxx]*, payable monthly in arrears commencing at the beginning of the Andrx Margin Period and ending at the end of the Exclusivity Period with respect to any Product, at the rate of [xxxx]* per month, (B) in the case of an Exclusivity Transfer with respect to [xxxx]* Product only, a total of up to [xxxx]*, payable monthly in arrears commencing at the beginning of the Andrx Margin Period and ending at the end of the Exclusivity Period with respect to such Product, at the rate of [xxxx]* per month, (C) [xxxx]* of a Relinquishment [xxxx]*, payable monthly in arrears commencing at the beginning of the Andrx Margin Period at the rate of [xxxx]* per month, (D) in the case of a Relinquishment [xxxx]*, payable monthly in arrears commencing at the beginning of the Andrx Margin Period at the rate of [xxxx]* per month, and (E) in the case of an Exclusivity Transfer or Relinquishment with respect to the 100 mg strength Product only, nothing; provided, that, in the event of a Preemption, the Additional Payments will be reduced to (1) a total of up to [xxxx]*, at the rate of [xxxx]* per month, with respect to Exclusivity Transfers under clause (A) above, (2) a total of up to [xxxx]*, at the rate of [xxxx]* per month, with respect to the Exclusivity Transfer under clause (B) above, (3) a total of [xxxx]*, at the rate of [xxxx]* per month, with respect to the Relinquishments under clause (C) above, and (D) a total of [xxxx]*, at the rate of [xxxx]* per month, with respect to the Relinquishment under clause (D) above.

             (b) "Affiliates" shall mean with respect to any Person, any Person that is controlled by, controls, or is under common control with such Person. For this purpose, "control" of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity.

             (c) "ANDA" shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

*Filed under application for confidential treatment.


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                                                          CONFIDENTIAL TREATMENT


             (d) "Andrx Launch Date" shall mean, on a Product-by-Product basis, the date on which Andrx or an Affiliate of Andrx makes its first commercial sale of such Product to an unrelated third party in an arms-length transaction in the Territory.

             (e) "Andrx Margin" shall mean for each Product sold by Teva, Impax or their respective Affiliates, respectively, (i) if Andrx effects an Exclusivity Transfer with respect to such Product pursuant to Section 2.2(b) hereof, an amount equal to [xxxx]* percent [xxxx]* of the Contract Margin of such Product with respect to the Exclusivity Period for such Product, and (ii) if Andrx Relinquishes its First to File Exclusivity [xxxx]* pursuant to Section 2.2(c) hereof, an amount equal to [xxxx]* percent [xxxx]* of the Contract Margin of such Product.

             (f) "Andrx Margin Period" shall have the meaning set forth in
Section 2.4(a).

             (g) "API" shall mean the bulk active pharmaceutical ingredient bupropion used in the manufacture of the Products.

             (h) "Applicable Law" shall mean the applicable laws, rules, regulations, guidelines and requirements of any Governmental Entity related to the development, registration, manufacture, importation, Marketing, sale and distribution of the Products in the Territory.

             (i) "Approval(s)" shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Marketing of the Products and reimbursement, if applicable, in the Territory.

             (j) "Calendar Month" shall mean each of the twelve monthly periods of the year, beginning in January and ending in December.

             (k) "Calendar Quarter" shall mean the up to three (3) month period ending on March 31, June 30, September 30 or December 31.

             (l) "cGMP" shall mean current good manufacturing practices as required by the rules and regulations of the FDA as applicable to the manufacture, packaging, handling, storage and control of the Products in the Territory.

             (m) "Chargebacks" shall mean the amount paid by any Party or its Affiliates to reconcile the amounts invoiced to persons in the chain of commerce to the actual amount that such Party or its Affiliate has agreed to charge its customer for the Product, without regard as to whether such customer acquires the Product directly from the Party or its Affiliate or from a third party (such as a wholesaler).

             (n) "Competing Product" shall mean any finished pharmaceutical product for sale in the prescription drug marketplace as a generic that contains the same active ingredients in the same dosage form and strength as any Product, with twice daily administration, other than Products sold under the trademark Wellbutrin(R) SR or Zyban(R).

*Filed under application for confidential treatment.

                                                          CONFIDENTIAL TREATMENT

             (o) "Confidential Information" shall mean the existence and terms of this Agreement and the transactions contemplated hereby and all information, data and/or know-how disclosed by any Party to another Party concerning the Products or concerning the technology, marketing strategies or business of the disclosing Party (whether disclosed prior to or subsequent to the date hereof). Confidential Information shall not include information, data or know-how that the receiving Party can show:

                   (i) was in the public domain at the time of the disclosure by the disclosing Party, or thereafter becomes part of the public domain without any fault of the receiving Party;

                   (ii) rightfully was in its possession prior to the disclosure by the disclosing Party;

                   (iii) was lawfully obtained from a third party, who had the right to make such disclosures as evidenced by written records; or

                   (iv) was developed by it independently of such disclosure as evidenced by written records.

             (p) "Contract Margin" shall mean, with respect to each Product calculated separately, an amount equal to the Net Sales of such Product less applicable Manufacturing Costs and less applicable Operating Expenses.

             (q) "Cost of Materials" shall mean, on a Product-by-Product basis, the actual direct cost for inactive and active materials required for the manufacture of the particular Product (which for purposes of clarity shall (i) include free goods, at cost, (ii) shall not include any indirect charges, including handling and inspection charges, and (iii) shall only include the payment and reimbursements required by Sections 2.1(a) on one occasion).

             (r) "Distribution Margin" shall mean the excess amount that Andrx derives from the distribution of the Products through its Affiliates that act as distributors (presently Anda, Inc., Anda Pharmaceutical, Inc. and VIP) to the customers of such distributor Affiliates as of the date of this Agreement, as opposed to (i) the sale of Products directly to warehousing retailers, such as Walgreens and Eckerds, or (ii) customers that are not customers of such distributor Affiliates as of the date of this Agreement. As an example, if the average selling price of Product by Andrx is $100 per unit to warehousing retailers, and such unit is sold by Andrx's distributor Affiliate for $110 to an existing customer, the Distribution Margin for such unit shall be $10.

             (s) "Exclusivity Period" shall mean, with respect to any Product, the period commencing on the date an Exclusivity Transfer is effected pursuant to Section 2.2 hereof until the end of such First to File Exclusivity rights so transferred.

             (t) "Exclusivity Transfer" shall mean, with respect to any Product, the transfer by Andrx of its First to File Exclusivity rights relating to such Product to Impax and Teva in accordance with Section 2.2(b) hereof.

             (u) "FDA" shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

*Filed under application for confidential treatment.

                                                          CONFIDENTIAL TREATMENT


             (v) "Final Approval" shall mean, with respect to any Product, the final FDA Approval of the ANDA of Impax or Andrx, as applicable, with respect to such Product.

             (w) "First to File Exclusivity" shall mean, to the extent applicable, up to 180 days of marketing exclusivity in the United States from the FDA under and pursuant to 21 U.S.C. Section 355(j)(5)(B)(iv) of the Federal Food, Drug and Cosmetic Act, as amended.

             (x) "Force Majeure Events" shall have the meaning set forth in
Section 8.1.

             (y) "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

             (z) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

             (aa) "Impax Launch Date" shall mean, on a Product-by-Product basis, the date on which Impax, Teva or a designee of Impax or Teva makes its first commercial sale of such Product to an unrelated third party in an arms-length transaction in the Territory.

             (bb) "Impax Margin" shall mean, for each Product sold by Andrx or its Affiliates, respectively, an amount equal to: [xxxx]* percent [xxxx]* of the Contract Margin of such Product; provided, that if Impax has not sent Andrx a Ready Date Notice on or before February 15, 2004 for any reason other than substantial manufacturing delays resulting from the non-timely supply of API, the foregoing [xxxx]* amount shall be reduced by [xxxx]* percentage points for each full month delay in the provision of such Ready Date Notice. In the event the scheduled manufacture of Product is delayed by a delay in the supply of API, as evidenced by documentation from the supplier, the foregoing date of February 15, 2004 shall be extended by the amount of time by which the scheduled manufacture of Product was delayed by the non-supply of API. By way of example, the foregoing percentage would be [xxxx]* and [xxxx]*, respectively, if Impax provides the Ready Date Notice to Andrx on March 16, 2004 and April 16, 2004, respectively, except that, if the manufacturing delay resulted from a month delay in the scheduled supply of API, the foregoing dates shall be deemed to have been February 15, 2004 and March 15, 2004, respectively, and the foregoing percentages shall be deemed to have been [xxxx]* and [xxxx]*, respectively.

             (cc) "Impax Margin Period" shall have the meaning set forth in
Section 2.4(b).

             (dd) "Launch Quantities" shall mean, on a Product-by-Product basis, the quantities to launch such Product for commercial sale in the Territory, as set forth on Schedule 1.3(dd) hereto.

             (ee) "Manufacturing Costs" shall mean, on a Product-by-Product basis, the total of all actual direct manufacturing costs (including the Cost of Materials and packaging material) allocable to the manufacture of the particular Products sold in the Territory during the reporting period, as determined in accordance with U.S. GAAP; provided, however, that Manufacturing Costs shall not include any allocation or absorption of excess or idle capacity.

*Filed under application for confidential treatment.

                                                          CONFIDENTIAL TREATMENT


                  (ff) "Market" or "Marketing" shall mean promotion, distribution, marketing, advertising and/or sale.

                  (gg) "Net Sales" shall mean, with respect to each of the Products sold, the gross amount invoiced on an arms-length basis to third parties in the Territory, when shipped to the customer, if terms of sale are F.O.B. shipping point, and when received by the customer, if terms of sale are F.O.B. destination, less the sum of: (a) [xxxx]* and (b) cash, trade, quantity discounts and allowances, marketing allowances and administrative fees paid to customers, rebates, retroactive price adjustments (e.g. shelf-stock adjustments), cash incentive payments (e.g. slotting allowance), Chargebacks and other specifically identifiable amounts of pricing concessions included in the Product's gross sales substantially similar to those listed above, apportioned to only include that portion of such item that benefits sales made during the Andrx Margin Period or Impax Margin Period, respectively, in each case determined in accordance with U.S. GAAP. Items in (b) above shall be subject to adjustment pursuant to the reconciliation procedures set forth in Section 2.8. For purposes of clarification, the items identified in subsection (b) above shall only be deducted from the gross amount invoiced if, and only to the extent, they are paid to customers with respect to sales of the Products, and not for services or other unrelated activities that would not be included in a gross to net sales calculation under U.S. GAAP.

                  For the purpose of calculating Net Sales, the Parties recognize and agree that: (A) retroactive price adjustments will be recorded as a deduction to derive Net Sales after the deduction is issued to the customers upon written notification (including through electronic means) from the customer of the amount of Product on their shelves, but only to the extent of an actual decrease in the net market price of Product to that customer by Teva, Impax, Andrx or their respective Affiliates, as the case may be (and, for purposes of clarification, the retroactive price adjustment is not intended to be an estimate of what is on the customers' shelves or an estimate in anticipation of a potential decrease in the net market price of the Product); and (B) the Distribution Margin shall not be included in Andrx's Net Sales, provided, that the terms of the sale of the Products from Andrx to its distributor Affiliates are on an arms-length basis.

                  (hh) "Operating Expenses" shall mean, on a Product-by-Product basis, [xxxx]* percent [xxxx]* of the Net Sales for each of the Products sold by Impax and/or Teva or Andrx and/or its Affiliate, as applicable, on an arms-length basis to third parties in the Territory as a contribution towards selling, marketing, administrative, shipping, bad debt, record keeping, report preparation, and all other selling, general and administrative items incurred.

                  (ii) "Person" shall mean any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

                  (jj) "Preemption" shall mean that commercial quantities of any Competing Product manufactured by GlaxoSmithKline p.l.c. or its Affiliates have been received by a significant portion of the potential customer base at least one business day prior to the date that Impax receives Final Approval for any Product. For purposes of this definition, a "significant portion of the potential customer base" shall be deemed to exist if at least three (3) of the following customers have received Product: Albertsons, AmeriSource Bergen, Cardinal, CVS, Eckerds, Kroger/Peyton, McKesson, RiteAid, Walgreens and Walmart.

*Filed under application for confidential treatment.

                                                          CONFIDENTIAL TREATMENT


                  (kk) "Product(s)" shall mean each of the following finished pharmaceutical products for the prescription drug marketplace: (1) bupropion ER, 100 mg strength and (2) bupropion ER, 150 mg strength, but only with respect to products that are bioequivalent to Wellbutrin(R) SR and/or Zyban(R).

                  (ll) "Product Waiver" shall mean either an Exclusivity Transfer or a Relinquishment.

                  (mm) "Ready Date" shall mean the date by which Impax (i) has received Tentative Approval for the Products (provided that, to the knowledge of Impax at such time, aside from the time required for FDA to issue Final Approvals of the Products, there is nothing that is likely to delay or jeopardize Impax's ability to obtain such Final Approvals (assuming Andrx effects Exclusivity Transfers and/or Relinquishments with respect to such Products in accordance with this Agreement), (ii) has manufactured Launch Quantities of the Products and believes that it will be able to continue to manufacture commercial quantities of the Products for Marketing during the Andrx Margin Period, and (iii) has determined, as of such time, that it is willing to launch the Products in the event Andrx Transfers Exclusivity and/or Relinquishes its First To File Exclusivity rights with respect to the Products in accordance with this Agreement; provided, that, if Andrx has Retained Production for the 150 mg strength Product only in accordance with this Agreement prior to its receipt of the Ready Date Notice, the Ready Date shall apply to the 100 mg strength Product only.

                  (nn) "Ready Date Notice" shall have the meaning set forth in
Section 2.2(a).

                  (oo) "Regulatory Authority" shall mean any and all governmental bodies, organizations and agencies whose approval is necessary to develop, manufacture, import, use, and/or Market the Product in the Territory.

                  (pp) "Regulatory Documentation" shall mean all submissions to Regulatory Authorities, including clinical studies, tests, and biostudies relating to the Product, including, without limitation, all ANDAs, 505(b)(2) applications, and DMFs as well as all correspondence with Regulatory Authorities (registration and licenses, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

                  (qq) "Relinquishment" shall have the meaning as set forth in
Section 2.2(c).

                  (rr) "Retain Production" shall have the meaning set forth in
Section 2.3(a).

                  (ss) "Specifications" shall mean, for a particular Product, the agreed specifications, methods and processes of the Product as contained in the applicable Approval for that Product.

                  (tt) "Tentative Approval" shall mean, with respect to any Product, the tentative FDA Approval of the ANDA of Impax with respect to such Product.

                  (uu) "Territory" shall mean the United States of America and its territories, districts and possessions.

*Filed under application for confidential treatment.

                                                          CONFIDENTIAL TREATMENT


                  (vv) "U.S. GAAP" shall mean generally accepted accounting principles in the United States, as consistently applied by the reporting entity.

                  Section 1.4. Agreement with Respect to Each Product. Except as otherwise provided herein, the Parties acknowledge and agree that this Agreement shall apply to each Product individually and that the Parties shall be entitled to exercise their rights under this Agreement with respect to each Product separately.



                                   ARTICLE II.
                                 PRINCIPAL TERMS

                  Section 2.1. Pre-Launch Manufacturing.

                  (a) As soon as reasonably practicable following the date hereof, Impax shall commence to manufacture the Products in order to supply to Teva and its Affiliates Launch Quantities of the Products. Andrx shall pay to Impax [xxxx]* of the Cost of Materials of such Launch Quantities (including API purchased pursuant to Section 2.1(b)) within [xxxx]* days of written request by Impax and the provision of reasonable documentation of Impax's payment of such Cost of Materials. Subject to the provisions of Section 2.3 hereof, within [xxxx]* days following the initial Impax Launch Date, Impax shall reimburse Andrx for such Cost of Materials relating to such Product paid by Andrx.

                  (b) During the term of this Agreement, Andrx shall use commercially reasonable efforts to cause Interchem Corporation and Erregierre S.p.A. (collectively, the "Supplier") to supply the API necessary for the manufacture of the Products (and shall assign or otherwise allow Impax to enforce Andrx's rights and remedies with respect to any supply of API sent to Impax that Andrx facilitated pursuant to this section, pursuant to an assignment substantially in the form attached hereto as Exhibit A), as may be requested from time to time in writing by Impax. After sufficient API has been acquired for the manufacture of Launch Quantities of the Products, Impax and Teva each agrees to pay to Andrx [xxxx]* of the actual price for each such order before the date Andrx is required to pay Supplier for such API, as reflected by appropriate documentation supplied by Andrx. In connection with all such orders and deliveries, Teva and Impax hereby acknowledge and agree that Andrx has provided no representation or warranty to Impax or Teva with respect to the quality or timely delivery of such API by the Supplier. The foregoing obligation shall cease at the end of the Andrx Margin Period, and shall not prevent Andrx from using API provided by Supplier that is not invoiced to Impax and Teva for its own use.

                  Section 2.2. Ready Date Notice; Exclusivity Transfer.

                  (a) Within five (5) days following the Ready Date, Impax shall notify Andrx in writing that it has satisfied the criteria for the Ready Date (the "Ready Date Notice").

                  (b) Following receipt of the Ready Date Notice and except if Andrx Retains Production pursuant to Section 2.3 hereof, Andrx shall, subject to
Section 2.2(c) hereof, take all steps necessary to promptly effect the Exclusivity Transfer with respect to the Product(s) that are the subject of the

*Filed under application for confidential treatment.

                                                          CONFIDENTIAL TREATMENT


Ready Date Notice, including, without limitation, by (1) obtaining Final Approval for such Product(s), (2) making a commercial sale of such Product(s) to an unrelated third party in an arms-length transaction in the Territory for the sole purpose of effecting the Exclusivity Transfer of such Product(s) and (3) delivering the letter substantially in the form attached hereto as Exhibit B (the "Exclusivity Transfer Letter") or such other version of that letter that FDA advises it would prefer, to the FDA, with copies to Impax and Teva.

                  (c) Within five (5) days following Andrx's receipt of the Ready Date Notice, Andrx will notify Impax and Teva in writing whether it believes that it will be able to effect the Exclusivity Transfer(s) and, if so, when it believes such Exclusivity Transfer(s) are likely to be effected. Andrx further agrees to promptly notify Impax and Teva in writing of any material changes from the information provided in such initial notice. If the Exclusivity Transfer(s) relating to such Product(s) are not effected within thirty (30) days following Andrx's receipt of the Ready Date Notice or if Andrx notifies Impax and Teva that it does not expect to be able to effect the Exclusivity Transfer(s), Andrx will immediately relinquish its First to File Exclusivity rights relating to such Product(s) (the "Relinquishment") by delivering the letter substantially in the form attached hereto as Exhibit C (the "Relinquishment Letter") or such other version of that letter that FDA advises it would prefer, to the FDA, with copies to Impax and Teva. After the Exclusivity Transfer(s) are effected or the Relinquishment Letter is delivered to the FDA, Impax shall take all steps necessary to receive Final Approval of the Product(s) and launch the Product(s) as soon as reasonably practicable thereafter.

                  (d) During the period commencing on the Impax Launch Date with respect to any Product and ending on the earlier of (i) the two year anniversary thereof and (ii) the date Andrx is able to Market such Product of its own, Teva hereby agrees to sell a portion of its supply of such Product to Anda, Inc., an Affiliate of Andrx, with comparable quantities, incentives, pricing and terms that are equivalent to the most favorable terms given by Teva to any wholesaler.

                  Section 2.3. Option to Retain Production.

                  (a) Notwithstanding anything set forth in Section 2.2 hereof, prior to Andrx's receipt of the Ready Date Notice or on or prior to the fifth business day following Andrx's receipt of the Ready Date Notice, Andrx may elect to manufacture and Market its own Products ("Retain Production"), in lieu of effecting the Exclusivity Transfer(s) and/or Relinquishment pursuant to such
Section 2.2, by (1) notifying Impax and Teva of its bona fide intent to manufacture and Market its own Product(s), (2) using commercially reasonable efforts to commence commercial sales of such Product(s) to an unrelated third party within the Territory within a reasonable time, not to exceed a period of six months from the date of such notice, and (3) actually commencing such commercial sales of such Product(s) by the end of such six-month period; provided, that Andrx may Retain Production only with respect to both Products or with respect to the 150 mg strength Product only, but not with respect to the 100 mg strength Product only. In the event Andrx is unable to commercially sell its Product(s) to an unrelated third party within the Territory in the foregoing six-month period, Andrx shall immediately effect an Exclusivity Transfer with respect to the Product(s) or, if it is not possible to effect an Exclusivity Transfer with respect to the Product(s) within a fifteen (15) day period (or






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                                                          CONFIDENTIAL TREATMENT

such longer period as Teva and Impax may notify Andrx), immediately effect a Relinquishment with respect to the Product(s), and Andrx shall no longer have the ability to Retain Production. Notwithstanding anything to the contrary in
Section 8.1 hereof, Force Majeure shall not apply to such six-month deadline to commence commercial sales of the Products pursuant to this Section 2.3(a).

                  (b) If Andrx elects to Retain Production pursuant to this
Section 2.3, Andrx shall, within ten (10) days of notice from Impax (which notice shall not be sent more often than monthly), reimburse Impax and Teva for their share of the Manufacturing Costs incurred relating to the Products that will not otherwise be able to be sold by Teva (provided Teva uses commercially reasonable efforts to sell such Product in the ordinary course), including the cost of destruction (as evidenced by proof of destruction), but only to the extent such Manufacturing Costs (i) were not previously paid by Andrx pursuant to Section 2.1(a), (ii) do not include Impax's scale-up and validation costs or costs related to Product that did not or would not meet all of the applicable specifications or otherwise would not be suitable for commercial sale, and (iii) may include depreciation but not any other Manufacturing Costs that are non-cash in nature. Prior to sending Product for destruction, Impax/Teva shall notify Andrx of the Product to be destroyed, including the reason for destruction and expiration date of the Product. Andrx shall have the right to raise reasonable objections to such destruction if such Product is commercially saleable.

                  (c) If Andrx Retains Production pursuant to this Section 2.3, the provisions of this Agreement, other than this Section 2.3, Sections 2.4(b), 2.6, 2.7, 2.8, 2.9, 3.1, 4.2, 4.4, 5.1, 5.4, 5.5 and 5.6 and Articles VI and
VIII (and the related defined terms contained in Article I), shall terminate and be of no further force and effect with respect to the Product(s) for which Andrx Retained Production. In such event, Impax shall not be required to reimburse Andrx for its share of the API or the Cost of Materials pursuant to Section 2.1(a), until such time as the amount that Andrx is required to pay Impax and Teva pursuant to Section 2.3(b) is determined, and at such time the amounts owed shall be reconciled and promptly paid.

                  Section 2.4. Marketing Efforts.

                  (a) During the period commencing on the Impax Launch Date of a Product, and until the six month anniversary of such date (such period, the "Andrx Margin Period"), unless Andrx has effected an Exclusivity Transfer or Relinquishment with respect to the 100 mg strength Product only, Teva, pursuant to the Strategic Alliance Agreement, shall use its commercially reasonable efforts (utilizing its marketing, distribution and management systems) to develop a market for and maximize the sale of such Product in the Territory, such effort to be no less than those efforts used by Teva in relation to its other products. Impax and Teva shall have the full right at all times to authorize any other Person to manufacture the Products.

                  (b) During the period commencing on the Andrx Launch Date of a Product pursuant to Section 2.3 and until the six month anniversary of such date (such period, the "Impax Margin Period"), Andrx shall use its commercially reasonable efforts (utilizing its marketing, distribution and management systems) to develop a market for and maximize the sale of such Product in the Territory, such effort to be no less than those efforts used by Andrx in relation to its other products. Andrx shall have the full right at all times to authorize any other Person to manufacture the Products.







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                  Section 2.5. Andrx Margin Payments and Additional Payments.

                  (a) Within thirty (30) days following each Calendar Quarter during the Andrx Margin Period, Teva shall (i) compute and report to Andrx and Impax in a mutually acceptable format and detail in US $ and units the Net Sales, Manufacturing Costs, Operating Expenses, Contract Margin and Andrx Margin for each Product sold in the Territory by Impax, Teva and/or their Affiliates during that Calendar Quarter within the Andrx Margin Period, and (ii) pay Andrx the amount of the Andrx Margin with respect to the Andrx Margin Period, as reflected in such report, and any Additional Payment, on or before the date such report is required to be provided. Within ten (10) days following each of the three reporting months (comprised of a four or five week period in a Calendar Quarter, in accordance with Teva's financial reporting), Teva shall provide Andrx with a report with reasonable detail in US $ and units setting forth the Net Sales, Manufacturing Costs, Operating Expenses, Contract Margin and Andrx Margin for each Product sold in the Territory by Impax, Teva and/or their Affiliates during such month. In addition to such report, the chief financial officer of Teva or its Affiliate, Teva Pharmaceuticals U.S.A., Inc., shall provide Andrx with a certification (in a form substantially similar to that attached in Exhibit D), that all information included in such report is complete and accurate, to the best of his knowledge and belief. Teva shall be entitled to rely on information provided to it by Impax with respect to Manufacturing Costs.

                  (b) Impax and Teva shall have the sole and exclusive right to determine all terms and conditions of sale of the Products to their customers.

                  (c) Impax and Teva shall each keep complete and accurate records and books of account containing all information required for the computation and verification of the Net Sales, Manufacturing Costs and Contract Margin. Each of Impax and Teva further agrees that, at the request of Andrx, it will permit one or more firms of independent accountants selected by Andrx, except any as to whom Impax or Teva reasonably objects, to have access upon reasonable notice and during ordinary working hours to such records as may be necessary to audit, with respect to any payment report period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in the case of failure of Impax or Teva to report or make payment pursuant to the terms of this Agreement. Such accountant shall not disclose to Andrx any information relating to the business of Impax or Teva except that which is necessary to inform Andrx of:

                      (i) the accuracy or inaccuracy of Impax's or Teva's reports and payments;

                      (ii) compliance or non-compliance by Impax or Teva with the terms and conditions of this Agreement; and

                      (iii) the extent of any such inaccuracy or non-compliance.

         In the event that any such inspection reveals a deficiency in excess of [xxxx]* of a payment with respect to a period covered by the inspection (provided that the deficiency is at least [xxxx]*), Impax or Teva, as applicable, shall




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                                                          CONFIDENTIAL TREATMENT

promptly pay Andrx, the deficiency, plus interest thereon at the prime rate (as reported in the WALL STREET JOURNAL) per annum, and shall reimburse Andrx for the reasonable and documented fees and expenses paid to such accountants, and any accountants retained pursuant to Section 2.9 below, in connection with their inspection of such period. If necessary to substantiate the deficiency claimed to be revealed, the Parties shall utilize the procedure set forth in Section 2.9 below.

                  (d) The obligation of Impax and Teva to provide the reports and to make the payments contemplated in this Section 2.5 and the right of Andrx to conduct its audits pursuant to this Section 2.5 shall survive the termination or expiration of this Agreement until the period ending one year after such termination or expiration.

                  (e) If either Andrx, on the one hand, or Impax or Teva, on the other hand, becomes Lawfully Able (as defined below) to Market a Product during the period in which it is entitled to receive a percentage of the Contract Margin from the sale of the other Party's Product, on a Product-by-Product basis (the "Second Entrant"), the Parties shall at that time negotiate, in good faith, an alternative payment arrangement (the "Alternative Payment") with respect to the Viability Period (as defined below), in lieu of the Andrx Margin or the Impax Margin, as applicable, that gives the Party the same economic value as would have existed under this Agreement but for this Section 2.5(e) and assuming the Second Entrant was not Lawfully Able to Market that Product, and that is not directly based on the actual sales or actual net sales of such Product by Teva, Impax or Andrx. "Lawfully Able" shall be the date (such date, or such later date when the Product becomes commercially viable, if Andrx decides to and can demonstrate to Impax and Teva's satisfaction that such Product is not yet commercially viable, the "Viability Date") on which both of the following shall exist: (1) the Party obtains Final Approval of the Product, and (2) the Party is and otherwise remains able to lawfully Market the Product. The Party who becomes Lawfully Able shall give prompt Notice of that fact to the other Parties (the "Viability Notice Date"). For the period (the "Viability Period") commencing on the Viability Date through and including the end of the Andrx Margin Period or the Impax Margin Period, as the case may be, the Parties shall continue to pay each other, on a quarterly basis, at a monthly rate equal to 100% of the amounts paid in the full Calendar Month immediately preceding the Viability Date, subject to retroactive adjustment and reconciliation upon agreement or final determination of the Alternative Payment.

                  (f) If the Parties are unable to reach agreement as to the Alternative Payment within fifteen days of the Viability Notice Date, any Party shall have the right, exercisable by written notice to the other Parties, to invoke the arbitration procedures set forth in this Section 2.5(f), as follows:

                      (1) Within 10 days after the Viability Notice Date, Andrx, on the one hand, and Teva and Impax jointly, on the other hand, shall exchange proposed good-faith Alternative Payment amounts ("initial exchange"), provided that the number, once exchanged, may only be changed thereafter in a manner that moves that Party's number closer to the other Party's number. At the time of said initial exchange, each Party shall provide the other Party with all reasonable data and information relevant to its proposed Alternative Payment.






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                                                          CONFIDENTIAL TREATMENT

                           (2) Any dispute shall thereafter be submitted for expedited determination to a panel comprised of three (3) arbitrators having expertise in the determination of amounts similar to the Alternative Payment. Andrx, on the one hand, and Teva and Impax, jointly on the other hand, shall each select one arbitrator. The arbitrators shall then select the third arbitrator. The arbitrators selected by the Parties shall be selected within twenty (20) days of the Viability Notice Date. The arbitrators shall then select the third arbitrator within ten (10) days thereafter. The parties shall use commercially reasonable efforts to expedite resolution of the arbitration.

                           (3) Andrx, on the one hand, and Teva and Impax, jointly on the other hand, shall each submit to the arbitrators its proposed Alternative Payment amount. Each Party shall inform the other Parties of its proposed Alternative Payment amount at the same time, subject to the proviso in subsection (f)(1) above. At the time of submission of any proposed Alternative Payment to the arbitrators, such Party shall provide the other Party with any data and information not previously provided to the other Party relevant to the issue of resolving the proposed Alternative Payment, and, unless otherwise agreed by the Parties, there shall be no additional changes in each Party's proposed Alternative Payment after the 10th day following the date set by the arbitrators for the completion of any information exchange. The arbitrators shall make their own joint valuation of the Alternative Payment amount in accordance with the preceding Section 2.5(e) and shall determine the final Alternative Payment as between the two proposed Alternative Payments the one that is closest to amount they determined. The authority of the arbitrators shall be limited solely to a choice between the two proposed Alternative Payments that are submitted to them by a date they determine.

                           (4) The arbitration shall be held in New York, New York at such place as may be agreed upon by the Parties. The arbitrators shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the arbitration. The arbitrators shall, in rendering their decision, apply the substantive laws of the New York (regardless of its or any other jurisdiction's choice of law principles). The decision of the arbitrators shall be final and not appealable, except in the case of fraud or bad faith, or misapplication of the substantive laws of New York on the part of the arbitrators or any Party to the arbitration proceeding in connection with the conduct of such proceedings.

                           (5) The arbitrators shall determine the proportion in which the Parties shall pay the costs and arbitrator fees of the arbitration, and each Party shall pay its own costs (including, without limitation, reasonable attorney's fees) and expenses in connection with such arbitration.

                           (6) The arbitration proceeding shall be confidential and, except as required by applicable law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted for arbitration, and the award of the arbitrator, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law.







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                                                          CONFIDENTIAL TREATMENT

                           (7) Promptly following the final determination by the arbitrators of the Alternative Payment pursuant to this Section 2.5(f), such amount shall be reconciled with any amounts previously paid pursuant to Section 2.5(e). Any amounts owing as a result of such reconciliation shall be promptly paid, but in no event later than five
         (5) business days after such final determination.

                  Section 2.6. Impax Margin Payments.

                  (a) If Andrx Retains Production of any Product, then within thirty (30) days following each Calendar Quarter ending during the Impax Margin Period, Andrx shall compute and report to Impax and Teva in a mutually acceptable format and detail in US $ and units the Net Sales, Manufacturing Costs, Operating Expenses, Contract Margin and Impax Margin for each Product sold in the Territory by Andrx and/or its Affiliates during the Calendar Quarter within the Impax Margin Period, and (ii) pay Impax the amount of the Impax Margin reflected in such report, on or before the date such report is required to be provided. Within ten (10) days following each calendar month, Andrx shall provide Impax and Teva with a report with reasonable detail in US $ and units setting forth the Net Sales, Manufacturing Costs, Operating Expenses, Contract Margin and Impax Margin for each Product sold in the Territory by Andrx and/or its Affiliates during such month. In addition to such report, Andrx's Chief Financial Officer shall provide Impax and Teva with a certification (in a form substantially similar to that attached in Exhibit D), that all information included in such report is complete and accurate, to the best of his knowledge and belief.

                  (b) Andrx shall have the sole and exclusive right to determine all terms and conditions of sale of the Products to its customers.

                  (c) Andrx shall keep complete and accurate records and books of account containing all information required for the computation and verification of the Net Sales, Manufacturing Costs and Contract Margin. Andrx further agrees that, at the request of Impax or Teva, it will permit one or more firms of independent accountants selected by Impax or Teva, except any to whom Andrx reasonably objects, to have access upon reasonable notice and during ordinary working hours to such records as may be necessary to audit, with respect to any payment report period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in the case of failure of Andrx to report or make payment pursuant to the terms of this Agreement. Such accountant shall not disclose to Impax or Teva any information relating to the business of Andrx except that which is necessary to inform Impax of:

                  (i) the accuracy or inaccuracy of Andrx's reports and payments;

                  (ii) compliance or non-compliance by Andrx with the terms and conditions of this Agreement; and

                  (iii) the extent of any such inaccuracy or non-compliance.

         In the event that any such inspection reveals a deficiency in excess of [xxxx]* of a payment with respect to a period covered by the inspection (provided that the deficiency is at least [xxxx]*), Andrx shall promptly pay Impax or






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                                                          CONFIDENTIAL TREATMENT

Teva, as applicable, the deficiency, plus interest thereon at the prime rate (as reported in the WALL STREET JOURNAL) per annum, and shall reimburse Impax or Teva, as applicable, for the reasonable and documented fees and expenses paid to such accountants, and any accountants retained pursuant to Section 2.9 below, in connection with their inspection of such period. If necessary to substantiate the deficiency claimed to be revealed, the Parties shall utilize the procedure set forth in Section 2.9 below.

         (d) If, after Retaining Production pursuant to Section 2.3, Andrx transfers its First to File Exclusivity Rights to a Person other than Teva and Impax in accordance with this Agreement, then Andrx shall pay Impax the Impax Margin in accordance with this Section 2.6, which Impax Margin shall be calculated based on the Contract Margin and related definitions of such other Person rather than Andrx. As a condition to any such transfer, Andrx will ensure that Andrx provides, or such other Person agrees to provide, Teva and Impax with the rights set forth in Section 2.6(a), (c) and (e) and Sections 2.7, 2.8 and
2.9 hereof.

         (e) The obligation of Andrx to provide the reports and to make the payments contemplated in this Section 2.6 and the right of Impax and Teva to conduct its audits pursuant to this Section 2.6 shall survive the termination or expiration of this Agreement until the period ending one year after such termination or expiration.

             Section 2.7. Shifting of Sales. From and after the initial commercial sale of the Product in the Territory by either Impax or Andrx, that Party will not knowingly engage in any material manufacturing or Marketing practice outside the normal course of its business for the primary purpose of shifting sales from one period, with respect to which either the Andrx Margin or the Impax Margin is payable, into another period with respect to which there is no margin sharing arrangement. The sole remedy of either Impax or Andrx in the event of a breach of this Section 2.7 is to have reclassified any Net Sales that have been so shifted; provided, however, that neither Andrx nor Impax shall have any right to assert its rights or remedies under this Section 2.7 with respect to any manufacturing or Marketing practice of the other that does not result in a payment discrepancy of at least [xxxx]* Dollars ($[xxxx]*).

             Section 2.8. Accounting Reconciliation/True-Up. Within ninety (90) days of the end of the Andrx Margin Period or the Impax Margin Period, as applicable, Teva (in the case of the Andrx Margin Period) and Andrx (in the case of the Impax Margin Period) shall provide the other Party with a revised calculation of the Andrx Margin and the Impax Margin, respectively, based on the actual (rather than accrued) amounts described in clauses (a) and (b) of the definition of Net Sales. Any amounts owing by one Party to another as a result of such recalculation shall be paid by the applicable Party within ten (10) days of such report. All such calculations shall be made using the "first in, first out" (FIFO) accounting concept, and not, among other things, any other accounting utilized by the customers. These recalculations shall be subject to review and dispute by the other Party pursuant to Sections 2.5, 2.6 and 2.9 hereof. Such revised calculation shall be accompanied by a certification (in a form substantially similar to that attached in Exhibit D) of the chief financial officer of Teva or its Affiliate, Teva Pharmaceuticals U.S.A., Inc. (in the case of the Andrx Margin Period) or of the chief financial officer of Andrx (in the case of the Impax Margin Period) that all information included in such report is complete and accurate, to the best of his knowledge and belief.

             Section 2.9. Dispute Resolution.






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                                                          CONFIDENTIAL TREATMENT

         (a) Except as provided in Section 2.5(f), if the Parties are unable to agree upon any amount payable under this Agreement, then they agree to retain a mutually acceptable, nationally recognized independent certified public accounting firm, which may not be any of the Parties' primary outside accountants, to review the relevant books and records and to submit to the Parties its written determination as to the amount in dispute and the basis for its determination. The determination by the independent accounting firm will be binding on the Parties absent manifest error.

         (b) Any accountants retained by any Party to review amounts pursuant to this Agreement (including, without limitation, pursuant to Section 2.5, 2.6 or 2.9 hereof) shall be paid by such Party on a hourly or fixed (rather than on a contingency) basis.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

         Section 3.1. Representations and Warranties of Andrx. Andrx hereby represents and/or warrants and/or undertakes to Impax and Teva that:

         (a) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

         (b) neither the execution and delivery of this Agreement by Andrx nor its performance hereunder conflicts with or results in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

         (c) this Agreement is a legal, valid and binding agreement of Andrx enforceable in accordance with its terms;

         (d) neither it nor any of its Affiliates have or will, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder;

         (e) Andrx believes in good faith that, upon Final Approval by the FDA of the applicable ANDA for each Product, Andrx is entitled to be awarded First to File Exclusivity for each of the Products; and

         (f) neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act.





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                                                          CONFIDENTIAL TREATMENT

         Section 3.2. Representations and Warranties of Impax. Impax hereby represents and/or warrants and/or undertakes to Andrx and Teva that:

         (a) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

         (b) neither the execution and delivery of this Agreement by Impax nor its performance hereunder conflicts with or results in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

         (c) this Agreement is a legal, valid and binding agreement of Impax, enforceable in accordance with its terms;

         (d) it has not and will not, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder;

         (e) in the event and to the extent that Impax and/or its Affiliates shall manufacture the Products, all such Products shall: (a) meet the applicable Specifications at the time of shipment; (b) meet regulatory requirements of any relevant Regulatory Authority in the Territory; (c) be manufactured, packaged, tested, stored and shipped in accordance with applicable cGMPs, the Approvals and Applicable Law; (d) not be adulterated or misbranded under the United States Food, Drug and Cosmetic Act, as amended from time to time; and (e) be produced, packaged, tested and stored in facilities that have been approved by the applicable Regulatory Authority, to the extent required by Applicable Law;

         (f) in the event and to the extent that Impax and/or its Affiliates shall manufacture the Products, Impax's and/or its Affiliates' manufacturing facilities for such Products shall conform in all respects to Applicable Law governing such facilities; and

         (g) neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, or who is the subject of a conviction described in such section.

         Section 3.3. Representations and Warranties of Teva. Teva hereby represents and/or warrants and/or undertakes to Andrx and Impax that:

         (a) it has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;





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                                                          CONFIDENTIAL TREATMENT


         (b) neither the execution and delivery of this Agreement by Teva nor its performance hereunder conflicts with or results in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

         (c) this Agreement is a legal, valid and binding agreement of Teva, enforceable in accordance with its terms;

         (d) it has not and will not, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder; and

         (e) neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act, or who is the subject of a conviction described in such section.

         Section 3.4. No Other Representations. Except for the representations and warranties of the Parties expressly set forth in this Agreement, no Party makes any express or implied representation or warranty with respect to the Products or otherwise, including, without limitation, regarding patent infringement.

                                   ARTICLE IV.
                                    COVENANTS

         Section 4.1. Regulatory Filings. Within 10 business days following the date hereof, each Party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the Exclusivity Transfer contemplated hereby. Such Parties will use all commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies. The Exclusivity Transfers contemplated under this Agreement shall not be effected unless and until all applicable waiting periods under the HSR Act shall have expired or been terminated or the Parties agree in writing that it is not necessary ("HSR Clearance"). If the HSR Clearance is not obtained prior to the date of the Ready Date Notice, the period of time reflected in Section 2.3(a)(3) shall be extended to nine months. The filing fees of such filings, if any, shall be equally shared by Teva, Andrx and Impax. At the time the Parties make the above filings pursuant to the HSR Act, they shall submit a copy of such filing, including this Agreement, to the Health Care Division of the Bureau of Competition of the Federal Trade Commission.




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                                                          CONFIDENTIAL TREATMENT

         Section 4.2. Cooperation. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all such further actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including but not limited to, (i) seeking Final Approval of their respective ANDAs for the Products as soon as reasonably practicable; (ii) obtaining all consents from any Governmental Entity and other third parties required for the consummation of transactions contemplated by this Agreement, (iii) timely making all necessary filings under the HSR Act and (iv) following delivery of a Product Waiver by Andrx to the FDA, cooperate with the FDA so that it issues Final Approval of the Impax ANDA as soon as reasonably practicable.

         Section 4.3. Transferability of Andrx ANDA. Andrx shall be free to assign or transfer any Andrx ANDA for the Products provided that such assignment or transfer of any such Andrx ANDA does not delay, in any significant respect, the obtaining of a Final Approval of such Andrx ANDA. Upon an assignment of any Andrx ANDA to a transferee ("Transferee"), as herein contemplated, such Transferee shall, as a condition to such assignment or transfer, enter into a certification with Teva and Impax pursuant to which it will agree to be bound by and shall assume, observe, perform and satisfy all covenants, agreements, restrictions, prohibitions, warranties and guarantees contained herein on the part of Andrx as principal obligor and shall be entitled to all of the rights and benefits of Andrx hereunder (and the Agreement shall be construed accordingly); provided that no such assignment shall relieve Andrx of such covenants, agreements, restrictions, prohibitions, warranties and guarantees contained herein and Andrx shall thereupon become jointly and severally liable with such Transferee for the observance, performance and satisfaction of same. As a condition to any assignment or transfer, Andrx or the Transferee shall pay Impax the Impax Margin in accordance with Section 2.6, which Impax Margin shall be calculated based on the Contract Margin and related definitions of the Transferee. Andrx will also ensure that Andrx provides, or such other Transferee agrees to provide, Teva and Impax with the rights set forth in Section 2.6(a) and (e) and Sections 2.7, 2.8 and 2.9 hereof.

         Section 4.4. Limited Remedies.

         (a) Except as otherwise set forth in the Strategic Alliance Agreement as between Teva and Impax, the Parties hereto hereby covenant and agree that the remedies provided for herein shall be the only remedies available under the law with respect to any claim among the Parties arising under this Agreement or the transactions contemplated hereby.

         (b) Except with respect to a willful breach of this Agreement by a Party, such Party shall not be liable to any other Party for special, indirect, incidental, consequential damages or lost profits, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of this Agreement or the transactions contemplated hereby.


                                   ARTICLE V.
                        INDEMNIFICATION AND CONTRIBUTION

Section 5.1. Andrx Indemnification. Andrx covenants and agrees to indemnify, defend and save Impax and its directors, officers, shareholders, employees,



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                                                          CONFIDENTIAL TREATMENT

servants and agents (collectively the "Impax Indemnitees") and Teva and its directors, officers, shareholders, employees, servants and agents (collectively, the "Teva Indemnitees") harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorney's fees and disbursements (collectively, "Damages") in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of Andrx's material breach of this Agreement.

         Section 5.2. Impax Indemnification. Impax covenants and agrees to indemnify, defend and save Andrx and its directors, officers, shareholders, employees, servants and agents (collectively the "Andrx Indemnitees") and the Teva Indemnitees harmless from and against any Damages in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of Impax's material breach of this Agreement.

         Section 5.3. Teva Indemnification. Teva covenants and agrees to indemnify, defend and save Andrx Indemnitees and the Impax Indemnitees harmless from and against any Damages in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of Teva's material breach of this Agreement.

         Section 5.4. Other Indemnification. With respect to any third Person claim, including, without limitation, any claim for patent infringement, inducing infringement or product liability, in each case when Sections 5.1, 5.2 and 5.3 are not applicable, the Parties agree that they shall respectively be responsible for Damages associated with the sale of Product(s) during either the Andrx Margin Period or the Impax Margin Period, as applicable, whether through contribution or indemnification, in proportion to their respective share of the Contract Margins (including any division of profits between Impax and Teva pursuant to the Strategic Alliance Agreement); provided that (i) any Damages that are associated with the sale of Product(s) after the Andrx Margin Period or the Impax Margin Period, as applicable, shall be exclusively borne by the Party making such Product sale that gave rise to the liability for such Damages (except that, in the case of Product sales by Impax or Teva, such Damages shall be allocated pursuant to the Strategic Alliance Agreement), (ii) neither Impax nor Teva shall be liable for any Damages that exceeds the cumulative Impax Margin payments made to such Party under this Agreement, with respect to Damages arising from liability that results from the sale of Product(s) by Andrx and/or its Affiliates, (iii) if Impax or Teva incurs Damages arising from liability that results from the sale of Product(s) by Andrx and/or its Affiliates in an amount which exceeds the cumulative Impax Margin payments made to Impax and/or Teva under this Agreement, Andrx shall indemnify, defend and hold harmless Impax and Teva for any such excess Damages, (iv) Andrx shall not be liable for any Damages that exceeds the cumulative Andrx Margin payments and Additional Payments made to Andrx under this Agreement, with respect to Damages arising from liability that results from the sale of Product(s) by Teva, Impax and/or their Affiliates, and (v) if Andrx incurs Damages arising from liability that results from the sale of Product(s) by Teva, Impax and/or their Affiliates in an amount which exceeds the cumulative Andrx Margin payments and Additional Payments made to Andrx under this Agreement, Impax and Teva shall jointly and severally indemnify, defend and hold harmless Andrx for any such excess Damages (but for which, as between Teva and Impax, shall be in accordance with the Strategic Alliance Agreement). If any Damages result from a claim for product liability for which Impax, Teva or Andrx has product liability insurance covering such product, then this section shall only apply after any and all recoveries actually received by such Party from such applicable product liability insurance has been applied.



                                       20


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                                                          CONFIDENTIAL TREATMENT

         Section 5.5. Claims; Notification.

         (a) As soon as a Party becomes aware of the possibility of a claim involving indemnification under this Article V, the indemnified Party shall give the indemnifying Party prompt written notice in writing and shall permit the indemnifying Party to have control over the defense of such claim or suit. The indemnified Party agrees to provide all reasonable information and assistance to the indemnifying Party in such defense. No such claims shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that the indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the indemnified Party any liability or obligation which cannot be assumed and performed in full by the indemnifying Party.

         (b) As soon as any Party becomes aware of the possibility of a claim involving contribution under Section 5.4, such Party shall notify the other Parties and the Parties shall cooperate in the defense of such claim. Each of the Parties shall provide all reasonable information and assistance to such defense.

         Section 5.6. No Consequential Damages. Except in the event of and to the extent of Damages awarded to a third party in connection with the indemnification provisions set forth in Sections 5.1, 5.2, 5.3 or 5.4, above and except with respect to a willful breach of this Agreement by a Party, such Party shall not be liable to any other Party for special, indirect, incidental, consequential damages or lost profits, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of the manufacture, Marketing, distribution, sale or use of the Products.

                                   ARTICLE VI.
                                 CONFIDENTIALITY

         Section 6.1. General. Each of the Parties agrees that: (a) it will not disclose any Confidential Information of the other to any third party at any time during the Term without the prior written consent of the disclosing Party;
(b) it will not make use of any Confidential Information of the other Parties for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by this Agreement; and/or (c) it will use all commercially reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such Confidential Information.

         Section 6.2. Special Provisions Following Viability Date. In addition, any information exchanged by the Parties following delivery of a Viability Date Notice given pursuant to Section 2.5(e) and (f) shall be provided only to (1)(a) the outside advisors (e.g. financial advisors, lawyers or accountants) of the receiving Party and (b) officers of the receiving Party specifically approved by the disclosing Party (not including sales and marketing personnel), if any, which approval shall not be unreasonably withheld, and in each case of clauses




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                                                          CONFIDENTIAL TREATMENT

(a) and (b), who need to review such information in connection with the determination of the Alternative Payment, and (2) the arbitrators designated pursuant to Section 2.5(e). Such information shall be used by such persons solely in connection with the determination of the Alternative Payment.

         Section 6.3. Disclosure Required by Law. Notwithstanding the foregoing, each Party shall be permitted upon reasonable prior written notice to the other Parties to disclose (1) Confidential Information to the FDA or if otherwise required by Applicable Law, other applicable law or court order and (2) to any Governmental Entity the tax treatment and tax structure of any transactions entered into under this Agreement and all materials of any kind (including any opinions or other tax analyses) that are provided to that Party relating to such tax treatment and tax structure.

         Section 6.4. Return of Confidential Information. At the request of the disclosing Party, all Confidential Information in any form will be returned to the Party who disclosed the Confidential Information within thirty (30) days of the termination or expiration of this Agreement, save for the retention of one
(1) copy of the Confidential Information by each receiving Party as a record of the receiving Party's ongoing confidentiality obligations under this Agreement.

         Section 6.5. Publicity; Advertising. No Party shall use the name of any other Party in any publicity or advertising nor, except as required by law or court order, publicly disclose information related to this Agreement or the terms and conditions hereof without the prior written consent of such other Party.

         Section 6.6. Sole Property. Each of the Parties agrees that all Confidential Information that it receives from the other Parties and/or its Affiliates in connection with the Products is the sole property of the disclosing Party and shall be used by it only in accordance with the terms and provisions of this Agreement.

         Section 6.7. Effectiveness and Survival. This Article VI shall be in effect (A) (i) if there is a Product Waiver, during the Andrx Margin Period and
(ii) if Andrx Retains Production, during the Impax Margin Period, and in each case, for a period of five (5) years following the termination or expiration thereof, and (B) otherwise, for a period of five (5) years following the date hereof.

         Section 6.8. Intent. The Parties acknowledge that it is their intention to limit the disclosure of Confidential Information hereunder to the Products and matters directly related thereto.

                                  ARTICLE VII.
                                   TERMINATION

         Section 7.1. Termination. This Agreement may be terminated at any time:

         (a) by mutual written agreement of Andrx, Impax and Teva;



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                                                          CONFIDENTIAL TREATMENT

         (b) by Andrx if it has not received a Ready Date Notice by June 1, 2004 or by Impax or Teva, if Andrx has not effected a Relinquishment, Exclusivity Transfer or Retained Production pursuant to Section 2.2 or 2.3, as applicable, on or before July 1, 2004;

         (c) by Andrx, if Impax or Teva shall have materially breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which are not cured or cannot be reasonably expected to be cured within 30 days of notice of such breach by Andrx;

         (d) by Impax or Teva, if Andrx shall have materially breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which are not cured or cannot be reasonably expected to be cured within 30 days of notice of such breach by Impax or Teva;

         (e) by any Party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final and nonappealable order, judgment or decree or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

         Section 7.2. Effect of Termination.

         (a) In the event of the termination of this Agreement by Impax or Teva pursuant to Section 7.1(d), Andrx shall, within ten (10) days of notice from Impax or Teva, reimburse Impax and Teva for their Manufacturing Costs incurred relating to the Products to the same extent as set forth in Section 2.3(b) herein.

         (b) In the event of the termination of this Agreement by any Party pursuant to Section 7.1(b), Andrx shall, within ten (10) days of notice from Impax or Teva, reimburse Impax and Teva for their Manufacturing Costs incurred relating to the Products to the same extent as set forth in Section 2.3(b) herein.

         (c) In the event of the termination of this Agreement by Impax or Teva pursuant to Section 7.1(b), notwithstanding Section 7.2(d) below, the obligation of Andrx to pay the Impax Margin pursuant to Section 2.6 hereof and Andrx's other obligations pursuant to Section 2.4(b) and 2.6 shall survive the termination of this Agreement as if this Agreement had not been terminated.

         (d) Upon the termination of this Agreement by any Party pursuant to
Section 7.1, this Agreement shall forthwith become void as to such terminating Party and there shall be no liability on the part of any Party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such Party) to the Party that has terminated this Agreement, except as set forth in this Section 7.2, provided, that nothing contained in this Agreement shall relieve any Party from liability for any breach of this Agreement, including, without limitation, the obligations of the breaching Party or Parties hereto to pay the Impax Margin or Andrx Margin and Additional Payments, as applicable; and provided, further, that this Section 7.2 and Articles V and VI and Sections 4.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12,
8.13, 8.14 and 8.15 shall survive termination of this Agreement by any Party.



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                                                          CONFIDENTIAL TREATMENT

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         Section 8.1. Force Majeure.

         (a) No Party shall be liable for non-performance or delay in the fulfillment of its obligations (other than payment obligations) when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of the Parties, as the case may be, including without limitation, acts of God, fire, flood, earthquakes, explosions, sabotage, strikes, or labor disturbances (regardless of the reasonableness of the demands of the labor force), civil commotion, riots, military invasions, wars, failure of utilities, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority ("Force Majeure Events").

         (b) In the event that any Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, such Party shall notify the other Parties forthwith, and shall nevertheless make every endeavor, in the utmost good faith, to discharge its said obligations, even if in a partial or compromised manner.

         (c) Notwithstanding Section 8.1(a) hereof, if, as a result of a Force Majeure Event (which shall include Product recalls and Product safety issues which occurs as a result of events beyond the reasonable control of the Parties), a Party does not Market a Product, the Andrx Margin Period (with respect to a suspension of Marketing by Teva) and the Impax Margin Period (with respect to a suspension of Marketing by Andrx), as applicable, shall be suspended (such period when Marketing is suspended, the "Suspension Period"), and no Additional Payments or other payments shall be required to be made with respect to such period. When and if such Force Majeure Event shall end and the Party has recommenced Marketing such Product, the Suspension Period shall be added to the end of the Andrx Margin Period and the Impax Margin Period, as applicable, and any remaining payment obligations shall resume.

         (d) This Section 8.1 shall not apply to such six-month deadline for Andrx to commence commercial sales of the Products pursuant to this Section 2.3(a).

         Section 8.2. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, in a writing executed and delivered by the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         Section 8.3. Press Releases; Disclosures. Any and all press releases, publicity or other form of public written disclosures relating to this Agreement shall be mutually agreed to by the Parties (the consent of a Party not to be unreasonable withheld or unduly delayed and in any event a Party shall respond within two (2) business days of receiving a request, failing which it shall be deemed to have consented) including, if applicable, the time of release of such public written disclosures as well as the content of such public written disclosures. For releases or announcements required by applicable law, the Party





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                                                          CONFIDENTIAL TREATMENT

making the release or announcement shall, before making any such release or announcement, afford the other Parties a reasonable opportunity to review and comment. Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other Governmental Entity shall be redacted to the fullest extent permitted by applicable law and to the reasonable satisfaction of the Parties; provided, however, in the event that the Securities and Exchange Commission or other Governmental Entity, as applicable, objects to the redaction of any portion of this Agreement after the initial submission, the filing Party shall inform the other Parties of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or Governmental Entity, as applicable.

         Section 8.4. Suits; Litigation. In the event that there are any claims, actions, demands or suits by a third party, attempting to invalidate this Agreement in any manner whatsoever, Impax, Teva and Andrx hereto agree to vigorously defend such claims, actions, demands or law suits and each of Impax, Teva and Andrx shall bear its own legal cost in such defense and will cooperate with each other in any such defense.

         Section 8.5. Payments in U.S. Dollars. All payments required to be paid under this Agreement shall be made in lawful currency of the United States.

         Section 8.6. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

         Section 8.7. Notices. Each notice, demand or other communication to be given or made hereunder shall be made in writing and may be made by facsimile transmission. Any notice, demand or other communication or document to be given, made or delivered by one Party to another pursuant to this Agreement shall (unless that Party has by prior notice specified another address or fax number) be given, made or delivered to the other Parties addressed as follows:

         If to Andrx:              ANDRX PHARMACEUTICALS, LLC
                                   ANDRX PHARMACEUTICALS, INC.
                                   4955 Orange Drive
                                   Davie, FL 33314
                                   Attention: Scott Lodin, EVP & General Counsel
                                   Telephone: (954) 585-1751
                                   Facsimile: (954) 585-1723

         with a copy to:           ANDRX CORPORATION
                                   2915 Weston Road
                                   Weston, FL 33314
                                   Attention: [xxxx]*, SVP & CFO
                                   Telephone: (954) 217-4205
                                   Facsimile: (954) 217-4202

         If to Impax:              IMPAX LABORATORIES, INC.
                                   3735 Castor Avenue
                                   Philadelphia, PA 19124
                                   Attention:  Barry R. Edwards, Co-CEO
                                   Telephone: (215) 289-2220
                                   Facsimile: (215) 289-5932




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                                                          CONFIDENTIAL TREATMENT

         With copies to:           IMPAX LABORATORIES, INC.
                                   30831 Huntwood Avenue
                                   Haywood, California 94544
                                   Attention: Larry Hsu, Ph.D. President
                                   Telephone: (510) 471-3600
                                   Facsimile: (510) 471-3200

                                   Blank Rome Comisky & McCauley, LLP
                                   One Logan Square
                                   Philadelphia, PA 19103
                                   Attn: Frank Dehel
                                   Telephone: (215) 569-5500
                                   Facsimile: (215) 569-5555

                                   and to Teva, as per below.

         If to Teva:               TEVA PHARMACEUTICALS CURACAO N.V.
                                   Schotegatweg Oost 29 D
                                   Curacao, Netherlands Antilles
                                   Attention: General Manager
                                   Telephone: 599-9-736-6066
                                   Facsimile: 599-9-736-7066

         With copies to:           TEVA NORTH AMERICA
                                   1090 Horsham Road
                                   North Wales, Pennsylvania 19454
                                   Attention: Vice President and General Counsel
                                                   Teva North America
                                   Telephone: (215) 591-3000
                                   Facsimile: (215) 591-8813

                                   Willkie Farr & Gallagher
                                   787 Seventh Avenue
                                   New York, New York 10019
                                   Attention: Peter H. Jakes
                                   Telephone: (212) 728-8000
                                   Facsimile: (212) 728-8111

                                   and to Impax as per the above.

Any notice, demand or other communication so addressed to any Party to this Agreement shall be deemed to have been delivered (i) in the case of any notice, demand or other communication made be facsimile transmission, when dispatched with confirmed answer back or (ii) in all other cases upon receipt.





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                                                          CONFIDENTIAL TREATMENT

         Section 8.8. Entire Agreement. Except for the Strategic Alliance Agreement between Teva and Impax, this Agreement embodies the entire agreement between the Parties hereto with respect to the subject matter provided herein.

         Section 8.9. Independent Contractor. Nothing herein shall constitute the Parties hereto as principal and agent or as partners or joint venturers. Each Party hereto is an independent contractor with respect to the other.

         Section 8.10. Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Andrx, Impax, Teva and their respective successors and permitted assigns. Neither Andrx, Impax or Teva shall assign this Agreement or any part of it to any third party without the prior written consent of the other Parties; provided, however, that Teva may, without obtaining the consent of Impax or Andrx, assign this Agreement or delegate any of its rights or obligations hereunder to any of its Affiliates, provided that Teva agrees to remain primarily liable for the full and timely performance by such Affiliate of all its obligations hereunder.

         Section 8.11. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereby waive any provision of law, which renders any provision of this Agreement prohibited or unenforceable in any respect. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.

         Section 8.12. Submission to Jurisdiction. Each of Andrx, Impax and Teva hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Federal Courts of the Southern District of New York or the state courts of the Supreme Court, New York County for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the Southern District of the State of New York or the United States of America, in each case located in the New York County, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.



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                                                          CONFIDENTIAL TREATMENT

         Section 8.13. Waiver of Jury Trial. ANDRX, IMPAX AND TEVA HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

         Section 8.14. Third Party Beneficiaries. No section of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

         Section 8.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. This Agreement may be delivered by facsimile transmission and receipt of facsimile copy of any Party's signature shall be considered to be receipt of an original copy thereof; provided that any Party executing this Agreement by facsimile shall, as soon as practicable following execution of this Agreement, provide an originally executed counterpart of this Agreement to the other Parties.

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                                                          CONFIDENTIAL TREATMENT


         IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above.

                           ANDRX PHARMACEUTICALS, LLC




                           By:  ________________________________________________
                                Name:
                                Title:

                           ANDRX PHARMACEUTICALS, INC.




                            By:  _______________________________________________
                                 Name:
                                 Title:

                            IMPAX LABORATORIES, INC.




                           By:  ________________________________________________
                                Name:
                                Title:

                           TEVA PHARMACEUTICALS CURACAO N.V.




                           By:  ________________________________________________
                                Name:
                                Title:



                           By:  ________________________________________________
                                Name:
                                Title:






*Filed under application for confidential treatment.